Exhibit 3.1
ARTICLES OF AMENDMENT
OF
BIMINI CAPITAL MANAGEMENT, INC.

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Bimini Capital Management, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, at the Effective Time (as defined below), every ten shares of the Corporation’s Class A Common Stock, $0.001 par value per share, every ten shares of the Corporation’s Class B Common Stock, par value $0.001 per share, and every ten shares of the Corporation’s Class C Common Stock, par value $0.001 per share, that were issued and outstanding immediately prior to the Effective Time, shall be changed into one issued and outstanding share of Class A Common Stock, $0.01 par value per share, one issued and outstanding share of Class B Common Stock, par value $0.01 per share, and one issued and outstanding share of Class C Common Stock, par value $0.01 per share, respectively.  No fractional shares of the Corporation’s Class A Common Stock, Class B Common Stock or Class C Common Stock will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by the Market Price (as defined in Article XIII of the Charter) on the date of the Effective Time.

SECOND: The amendment to the Charter of the Corporation as set forth above has been duly approved by a majority of the Board of Directors of the Corporation as required by law.  Pursuant to Section 2-309(e)(2) of the Maryland General Corporation Law, no stockholder approval was required.

THIRD: There has been no change in the authorized stock of the Corporation effected by the amendment to the Charter of the Corporation as set forth above.

FOURTH:  These Articles of Amendment shall be effective at 12:01 a.m., Eastern time, on March 12, 2010 (the “Effective Time”).

FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 11th day of February, 2010.

ATTEST:	BIMINI CAPITAL MANAGEMENT, INC.
By: /s/ Robert E. Cauley	By: /s/ G. Hunter Haas, IV
Name: Robert E. Cauley Title: Secretary	Name: G. Hunter Haas, IV Title: President